EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Northern Minerals Inc.

We hereby consent to the use in the Registration Statement on Form SB-2 of Northern Minerals Inc. and the related Prospectus of our report dated June 7, 2007, relating to our audits of the balance sheet of Northern Minerals Inc., (the "Company") as of March 31, 2007 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency) and cash flows for the period ended March 31, 2007 which appears in this Registration Statement. We also consent to the reference to us under the caption "Experts" in such Registration Statement.



/s/ Lawrence Scharfman, CPA
---------------------------------
Lawrence Scharfman, CPA

Boynton Beach, Florida
September 4, 2007